Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
among
CHESAPEAKE UTILITIES CORPORATION,
CPK PELICAN, INC.
and
FLORIDA PUBLIC UTILITIES COMPANY

April 17, 2009

i

		Page

Section 10.5	Amendments	44
Section 10.6	Governing Law	44
Section 10.7	Counterparts	44
Section 10.8	Headings	44
Section 10.9	Interpretation; Certain Definitions	44
Section 10.10	Waivers	46
Section 10.11	Incorporation of Disclosure Schedules and Exhibits	46
Section 10.12	Severability	46
Section 10.13	Enforcement of Agreement	46

INDEX OF DEFINED TERMS

Term	Section

Actions	3.8
Agreement	Preamble
Amex	3.6(b)
Antitrust Laws	7.4(c)
Applicable Laws	3.5(a)
Articles of Merger	1.3
Assessments	7.5(b)
Baird	4.17
Blue Sky Approvals	4.6(b)
Cash Payment	2.2
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	7.3(a)
Company Benefit Plans	3.11(a)
Company Common Stock	Recitals
Company Consents	3.6(b)
Company Disclosure Schedule	Article 3
Company FPSC Approval	3.6(b)
Company Material Contracts	3.22(a)
Company Notice of Adverse Recommendation Change	7.3(a)
Company Permits	3.5(b)
Company Preference Stock	3.3
Company Preferred Stock	3.3
Company Reports	3.7(a)
Company Series A Preferred Stock	3.3
Company Series B Preferred Stock	3.3
Company Stockholder Approval	3.21
Company Stockholders Meeting	7.3(a)
Company Superior Proposal	7.2
Company Takeover Proposal	7.2
Confidentiality Agreement	7.5(c)
Cut-off Time	3.3
DPSC	4.6(b)
Easement	3.24(c)
Effective Time	1.3
Environmental Claim	3.13(c)
Environmental Law	3.13(c)
Environmental Liabilities	3.13(c)
Environmental Permits	3.13(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(b)

v

Term	Section

Exchange Act	3.6(b)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.9(a)
Expenses	7.9
FBCA	1.1
FERC	3.6(b)
Form S-4	7.1
FPSC	3.6(b)
GAAP	3.6(c)
Governmental Entity	3.15
Hazardous Material	3.13(c)
HSR Act	3.6(b)
Houlihan Lokey	3.17
Intellectual Property	3.14
Joint Proxy Statement/Prospectus	7.1
Letter of Transmittal	2.2
Liens	3.24(a)
Material Adverse Effect	10.9(f)
Measurement Price	2.5(b)
Merger	1.1
Merger Consideration	1.9(a)
Merger Sub	Preamble
MPSE	4.6(b)
NYSE	2.5(b)
NYSE Approval	4.6(b)
Orders	3.15
Parent	Preamble
Parent Benefit Plans	4.11
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article 4
Parent Equity Awards	4.3
Parent Material Contracts	4.22(a)
Parent Permits	4.5(b)
Parent Preferred Stock	4.3
Parent Reports	4.7(a)
Parent Share Repurchase	6.1
Parent Stockholder Approval	4.21
Parent Stockholders Meeting	7.3(b)
parties	Preamble
Permitted Liens	10.9(i)
Power Act	3.6(b)
Returns	3.10(a)
Rights Agreement	4.3

Term	Section

Sarbanes-Oxley Act	3.7(c)
SEC	3.7(a)
Securities Act	3.7(a)
Share Issuance	4.2
Shares	1.9(a)
Specified Consents	4.6(b)
Subsidiary	10.9(g)
Surviving Corporation	1.1
Takeover Statute	3.23
tax(es)	10.9(h)
Termination Date	9.2(a)
Termination Fee	9.5(a)
to the knowledge of	10.9(e)
Treasury Regulations	Recitals
Utility Approvals	4.6(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2009 (this “Agreement”), is among Chesapeake Utilities Corporation, a Delaware corporation (“Parent”), CPK Pelican, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Florida Public Utilities Company, a Florida corporation (the “Company” and collectively with Parent and Merger Sub, the “parties”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that a business combination between Parent and the Company is fair to and in the best interests of their respective stockholders and presents a unique opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect a business combination upon the terms and subject to the conditions set forth in this Agreement, have approved this Agreement and have declared this Agreement and the Merger advisable;

WHEREAS, in furtherance of the foregoing, the Board of Directors of each of Parent, the Company and Merger Sub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of common stock, par value $1.50 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock, par value $0.4867 per share, of Parent (the “Parent Common Stock”) as set forth in Section 1.9, other than the Company Common Stock owned or held directly or indirectly by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned Subsidiaries); and

WHEREAS, for federal income tax purposes, it is intended by the parties that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and (ii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the Florida Business Corporation Act (the “FBCA”) and this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.2  The Closing.  Upon the terms and subject to the conditions set forth in Article 8, the closing of the Merger (the “Closing”) shall take place on the first business day following the satisfaction or waiver (subject to Applicable Laws) of the conditions (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Article 8, unless this Agreement has been previously terminated pursuant to its terms or unless another date is agreed to in writing by the parties (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Baker & Hostetler LLP, Suntrust Center, Suite 2300, 200 South Orange Avenue, Orlando, Florida 32801, unless another place is agreed to in writing by the parties.

Section 1.3  Effective Time.  At the Closing, the parties shall file articles of merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the FBCA. The Merger shall become effective at the time of filing of the Articles of Merger with the Department of State of the State of Florida in accordance with the FBCA or at such later time as the Company and Parent shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4  Effects of Merger.  At and after the Effective Time, the Merger shall have the effects specified herein and in the FBCA. As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 1.5  Articles of Incorporation of the Surviving Corporation.  As of the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, provided, however, that the articles of incorporation of the Surviving Corporation shall be amended in the Merger to provide that the Surviving Corporation shall have the name “Florida Public Utilities Company.”

Section 1.6  Bylaws of the Surviving Corporation.  As of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, provided, however, that such bylaws shall be amended to reflect the change of the name of the Surviving Corporation as contemplated by Section 1.5.

Section 1.7  Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.8  Officers of the Surviving Corporation.  The officers of the Surviving Corporation from and after the Effective Time shall be those persons with the corresponding titles as set forth in Exhibit 1.8 hereto, until their successors shall be elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.9  Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled without payment of any consideration therefor pursuant to Section 1.9(c)) (the “Shares”) shall be converted into the right to receive 0.405 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Common Stock (the “Merger Consideration”).

(b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Merger Consideration payable in respect of such shares of Company Common Stock, (ii) any dividends pursuant to Section 2.3 and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock pursuant to Section 2.5.

(c) At the Effective Time, each share of Company Common Stock issued and held in the Company’s treasury and each share of Company Common Stock issued and owned immediately prior to the Effective Time by Merger Sub or Parent (or any of their respective direct or indirect wholly owned Subsidiaries) shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Prior to the Effective Time, each issued and outstanding share of Company Preferred Stock shall be redeemed in accordance with Section 7.20.

Section 1.10  Change in Shares.  If, between the date of this Agreement and the Effective Time (and to the extent permitted by Section 6.1 or 6.2, as the case may be), the outstanding shares of Company Common Stock or Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, subdivision, stock split, reorganization, combination, contribution or exchange of shares, or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio and any other number or amount contained herein which is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, shall be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

EXCHANGE OF SHARES

Section 2.1  Exchange Fund.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.9. Parent agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends pursuant to Section 2.3. All cash in lieu of fractional shares and certificates for shares of Parent Common Stock, together with any dividends with respect thereto, deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2  Exchange Procedures.  Promptly (and in any event no more than three business days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for effecting the surrender of the Shares in exchange for the Merger Consideration. Upon surrender of the Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.9 and/or (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, consisting of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and any unpaid dividends pursuant to Section 2.3 (collectively, “Cash Payment”). No interest will be paid or accrued on any Cash Payment. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration and any Cash Payment to which such holder is entitled may be issued and paid to such a transferee if the Shares representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3  Dividends with Respect to Unexchanged Shares.  Notwithstanding any other provision of this Agreement, no dividends declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Shares that have not been surrendered to the Exchange Agent by such holder in accordance with Section 2.2 with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon such surrender of such Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until, in each case, such holder surrenders such Shares in accordance with Section 2.2. Subject to the effect of Applicable Laws, following the surrender of any such Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to surrender of such Shares and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

Section 2.4  No Further Ownership Rights or Claims Relating to Company Common Stock. All Merger Consideration issued and any cash paid upon conversion of shares of Company Common Stock pursuant to Article 1 and this Article 2 shall be deemed to have been issued and paid in exchange for, and in full satisfaction of, all rights pertaining to such shares of Company Common Stock and any claims for, relating to or arising out of shares of Company Common Stock or ownership thereof.

Section 2.5  No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the closing prices for a share of Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) Composite Transactions Tape for the 15 trading days ending on the third trading day immediately preceding the Closing Date (the “Measurement Price”). Such payment of cash consideration is in lieu of fractional shares of Parent Common Stock.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests pursuant to Section 2.5(b), the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6  Dividends with Respect to Company Common Stock.  At or after the Effective Time, Parent or the Surviving Corporation shall pay from funds on hand at the Effective Time any dividends with a record date prior to the Effective Time that may have been declared or made by the Company on shares of Company Common Stock which remain unpaid at the Effective Time.

Section 2.7  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of all investments thereof, any shares of Parent Common Stock and any amount of the Cash Payment) that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, and all holders of the Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration and any Cash Payment with respect to such Shares. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of any claim or interest of any person previously entitled thereto.

Section 2.8  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person for any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.9  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent from time to time, provided that such investments shall be in obligations of or guaranteed by the United States of America or in certificates of deposit or other deposit accounts of commercial banks insured by the Federal Deposit Insurance Corporation; provided, that no gain or loss thereon shall affect the amounts of any Cash Payment payable to the holders of Shares pursuant to this Article 2. Any interest or other income resulting from such investments shall promptly be paid to Parent.

Section 2.10  Lost Certificates.  If any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration and any Cash Payment with respect to the Shares formerly represented thereby.

Section 2.11  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.12  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under the rights, properties and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.13  Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, all Shares presented to the Exchange Agent or Parent in accordance with the provisions of this Agreement shall be converted into the Merger Consideration and any Cash Payment payable with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of the Company Disclosure Schedule to which its relevance is reasonably apparent), or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as disclosed in the Company Reports filed on or after January 1, 2007 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Existence; Good Standing; Corporate Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company’s articles of incorporation and bylaws attached to the Company Disclosure Schedule are true and complete copies of such documents as currently in effect.

Section 3.2  Authorization, Validity and Effect of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of the Company, other than in the case of consummation of the Merger obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3  Capitalization.  The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, par value $1.50 per share, (ii) 11,000 shares of Cumulative Preferred Stock, par value $100.00 per share (“Company Preferred Stock”), 6,000 shares of which have been designated as 4 3/4% Series A Cumulative Preferred Stock, $100.00 par value per share (“Company Series A Preferred Stock”), and 5,000 shares of which have been designated as 4 3/4% Series B Cumulative Preferred Stock, $100.00 par value per share (“Company Series B Preferred Stock”) and (iii) 32,500 shares of Preference Stock, par value $20.00 per share (“Company Preference Stock”), all of which have been designated as $1.12 Convertible Preference Stock, Cumulative. As of March 31, 2009 (the “Cut-off Time”), there were (A) 6,116,505 outstanding shares of Company Common Stock and 95,999 shares of Company Common Stock held in the treasury of the Company, (B) 6,000 outstanding shares of Company Series A Preferred Stock, (C) no outstanding shares of Company Series B Preferred Stock and (D) no outstanding shares of Company Preference Stock. Since the Cut-off Time, no additional shares of Company Common Stock, Company Preferred Stock or Company Preference Stock have been issued. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of the Company or any of its Subsidiaries. Except for the Company’s obligation pursuant to Section 7.20, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

Section 3.4  Subsidiaries.  The Company has no Subsidiaries other than Flo-Gas Corporation, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company’s Subsidiary is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company’s Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company has made available to Parent true and complete copies of such Subsidiary’s articles of incorporation and bylaws, as currently in effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by law.

Section 3.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect:

(a) Since January 1, 2007, neither the Company nor any of its Subsidiaries has violated or received any notice of violation with respect to, any Order, constitution, law, rule, ordinance, regulation, statute, code or treaty of any Governmental Entity (collectively, “Applicable Laws”), and no Action is pending or, to the knowledge of the Company, threatened with respect to any such matter.

(b) The Company and its Subsidiaries hold all permits, waivers, licenses, certifications, orders, franchises, approvals, consents, qualifications and authorizations of all Governmental Entities or pursuant to any Applicable Law necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”). All Company Permits are in full force and effect. Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries has violated or received any written notice of violation with respect to any Company Permit and (ii) to the knowledge of the Company, no Governmental Entity has taken or threatened to take any action to terminate, cancel, amend or reform any material Company Permit.

Section 3.6  No Conflict.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, or result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to the filings and other matters referred to in Section 3.6(b) and obtaining the Company Stockholder Approval, contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any Applicable Law, Order or Company Permit binding upon or applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens, or contraventions that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby will require the Company or any of its Subsidiaries to obtain any consent, approval, authorization, order or declaration of, provide any notification to, or make any filing or registration with, any Governmental Entity, other than (i) filings and any approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) the filing with and, to the extent required, the declaration of effectiveness by, the SEC of (A) the Joint Proxy Statement Prospectus pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) reports required under the Exchange Act, (iii) such notifications to the NYSE Amex (the “Amex”) as may be required by the rules of the Amex, (iv) the filing of the Articles of Merger with the Department of State of the State of Florida, (v) to the extent required, notice to and the approval of the Florida Public Service Commission (the “FPSC”) (the “Company FPSC Approval”), and (vi) such filings and approvals as are set forth in Section 3.6(b) of the Company Disclosure Schedule in connection with the transfer of the Company’s (or any of its Subsidiary’s) municipal franchises, except for any consent, approval, authorization, order or declaration as to which the failure to obtain, and for any notification, filing or registration as to which the failure to make, has not had and is not reasonably likely to have a Company Material Adverse Effect. Consents, approvals, authorizations, orders, declarations, notifications, filings and registrations required under or in relation to any of the foregoing clauses (i) through (vi) are hereinafter referred to as “Company Consents.”

(c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions, result in any “change of control” or similar triggering event under any (i) Company Material Contract, (ii) Company Benefit Plan, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar triggering event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles (“GAAP”), or (iii) material Company Permit.

Section 3.7  SEC Documents and Compliance.

(a) The Company and its Subsidiaries have filed with the U.S. Securities and Exchange Commission (the “SEC”) all documents (including exhibits and any amendments thereto) required to be filed by them since December 31, 2006 (each registration statement, prospectus, report, schedule, form, proxy statement, information statement or other document (other than preliminary materials) so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, the “Company Reports”). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. As of its respective date, each Company Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Company Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) liabilities and obligations incurred in the ordinary course of business, (ii) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect and (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and any material weaknesses that have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) All filings required to be made by the Company or any of its Subsidiaries with the Federal Energy Regulatory Commission (“FERC”) and the applicable state public utility commissions (including, to the extent required, the FPSC), as the case may be, including all reports and financial information have been made and all such filings complied, as of their respective dates, with all requirements of the applicable statutes and the rules and regulations, except for filings the failure of which to make or the failure of which to be so in compliance, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

Section 3.8  Litigation.  There are no actions, suits, claims, arbitrations, audits, hearings, investigations, litigation, suits or proceedings (whether civil, criminal, administrative, investigative or appellate) (collectively, “Actions”) pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect. Section 3.8 of the Company Disclosure Schedule lists all Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

Section 3.9  Absence of Certain Changes.  Since December 31, 2008, (i) there has not been a Company Material Adverse Effect and, to the knowledge of the Company, there have not been any changes, circumstances or events that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course.

Section 3.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, all tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Entities and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All such Returns filed by the Company are true, correct and complete in all material respects.

(b) (i) No audit or other administrative or court proceeding is presently pending with any Governmental Entity with regard to any tax or Return of the Company or any of its Subsidiaries as to which any taxing authority has asserted any claim; and (ii) neither the Company nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which the Company or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. Neither the Company nor any of its Subsidiaries has granted any request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Since December 31, 2005, the Company has not made or rescinded any election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any tax, or, except as may be required by Applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c) No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for taxes (other than taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Section 3.10(e) of the Company Disclosure Schedule lists all federal, state, local, and foreign income tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2006, identifies those Returns that have been audited since December 31, 2004, and identifies those Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all federal income tax Returns, examination reports, and statements of deficiencies assessed or proposed to be assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2006.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning Section 6662 of the Code.

(g) The unpaid taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end for the Company, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet of the Company (other than in any notes thereto) included in a Company Report and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Returns. Since the date of the most recent balance sheet of the Company included in a Company Report, neither the Company nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans. The term “Company Benefit Plans” means all material employee benefit plans and other benefit arrangements, including all material “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or ERISA Affiliates, as described below, or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party, is or may have any present or future liability, or is required to provide benefits under Applicable Laws. The Company has made available to Parent true and complete copies of the Company Benefit Plans (and where no such copy exists, an accurate description thereof) and, if applicable, the most recent trust agreements or other funding instruments or arrangements, the most recent Forms 5500 and attached schedules, summary plan descriptions, funding statements, the most recent audited financial statements or other annual financial reports, the most recent actuarial valuation reports and Internal Revenue Service determination and/or opinion letters, if applicable, for each such plan. The Company does not intend to, nor does the Company contemplate taking any actions to, alter, modify, freeze, terminate or otherwise amend any Company Benefit Plan, other than in the ordinary course of business consistent with past practice or except as may be required by the Applicable Laws.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) all applicable reporting and disclosure requirements have been met with respect to the Company Benefit Plans; (ii) to the extent applicable, the Company Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Company

Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service) and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such tax qualification; (iii) the Company Benefit Plans have been maintained and operated in accordance with their terms and in compliance with Applicable Laws, and there are no breaches of fiduciary duty in connection with the Company Benefit Plans; (iv) there are no pending or, to the Company’s knowledge, threatened claims against or otherwise involving any Company Benefit Plan, and no Action (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any Company Benefit Plan; (v) all material contributions required to be made to the Company Benefit Plans have been made or provided for; (vi) with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and has been maintained or contributed to within six years prior to the Effective Time by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA (an “ERISA Affiliate”), (A) neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (B) there does not exist any accumulated funding deficiency within the meaning of, or any material liability under, Sections 412 and 4971 of the Code or Section 302 of ERISA, whether or not waived, that would reasonably be expected to be a liability of Parent or Surviving Corporation following the Effective Time. No “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan.

(c) No Company Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which the Company or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof, nor will the consummation of the transactions contemplated by this Agreement limit or restrict the right to terminate any Company Benefit Plan.

Section 3.12  Employment and Labor Matters.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all collective bargaining agreements or similar contracts, agreements or understandings with a labor union or similar labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound. All of the agreements listed on Section 3.12(a) of the Company Disclosure Schedule are fully executed and either in effect or will come into effect in 2009. The Company has made available to Parent true and complete copies of the agreements listed in Section 3.12(a) of the Company Disclosure Schedule. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to, or has experienced within the past three years, any labor dispute, strike, slowdown, work stoppage or lockout. To the knowledge of the Company, no labor dispute, strike, slowdown, work stoppage or lockout has been threatened against the Company or any of its Subsidiaries within the past three years.

(c) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, the Company is and has been in compliance with all Applicable Laws relating to employment, employment practices, terms and conditions of employment and wages and hours, including ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, all laws respecting collective bargaining, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, “whistleblowers,” wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practice.

(d) Since January 1, 2007, except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any complaint, charge or grievance of any unfair labor practice or other unlawful employment practice or any claim or notice of any violation of any Applicable Law, including a “whistleblower” claim, arising out of the employment of individuals by, or the employment practices of, the Company or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no unfair labor practice complaints, charges, grievances or investigations or other employee-related complaints, charges, grievances or investigations against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, before any Governmental Entity by or concerning the employees of the Company or any of its Subsidiaries. Section 3.12(d) of the Company Disclosure Schedule lists all unfair labor practice or other unlawful employment practice complaints, charges, grievances, investigations and other employee-related Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before or by any Governmental Entity.

Section 3.13  Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has been and is in compliance with all Environmental Laws, (ii) there have been no Environmental Claims made or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties (whether owned, operated or leased) of the Company or any of its Subsidiaries which will require remediation under any Environmental Law.

(b) Without limitation of Section 3.5(b), except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has obtained or applied for all permits, licenses and authorizations required by Environmental Laws (collectively, “Environmental Permits”) and necessary for the construction of their facilities, the operation of their respective businesses, as presently conducted, and for the use, storage, treatment, transportation, release, emission and disposal of Hazardous Material used or produced by or otherwise relating to its business, (ii) all such Environmental Permits are in good standing and in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and (iii) the Company and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or written notices of noncompliance or violation by any person (including any Governmental Entity) alleging liability or potential liability arising out of, based on or resulting from (i) the presence, release or disposal or threatened release or disposal, of any Hazardous Material at any location, (ii) any violation or alleged violation of any Environmental Law or permit thereunder, or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Material.

“Environmental Law” means any Applicable Law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (i) for the protection of human health or the environment (including air, water, soil and natural resources) or (ii) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

“Hazardous Material” means any substance listed, defined, designated or regulated pursuant to any Environmental Law, including petroleum products and byproducts, asbestos and polychlorinated biphenyls.

Section 3.14  Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect and except as disclosed in the Company Reports filed prior to the date of this Agreement: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Lien), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any person; (iii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and any similar intellectual property or proprietary rights.

Section 3.15  Orders.  Except for such Orders that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, no judgment, decree, injunction, ruling, order, writ, fine, award, decision, subpoena or determination (collectively, “Orders”) of any court or other Governmental Entity or any arbitrator or other dispute resolution body is outstanding against the Company or any of its Subsidiaries. For purposes of this Agreement, “Governmental Entity” means any: (i) nation, state, county, city, town, village, district or jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (iv) multi-national governmental or quasi-governmental organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Section 3.16  Insurance.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no written threat has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any of its Subsidiaries during the period of one year prior to the date of this Agreement.

Section 3.17  No Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, based upon any arrangement made by or on behalf of the Company, except Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which shall be paid by the Company in accordance with the Company’s agreement with Houlihan Lokey, a true and complete copy of which has been provided to Parent.

Section 3.18  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Houlihan Lokey to the effect that, subject to various assumptions, qualifications and limitations, as of the date of the opinion the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall provide Parent (solely for informational purposes) a true and complete copy of such opinion promptly following the date of this Agreement.

Section 3.19  Board Approval.  The Company’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company’s Stockholders Meeting.

Section 3.20  Parent Stock Ownership.  Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. The Company is not an “interested stockholder” (within the meaning of Section 203 of the Delaware General Corporation Law) with respect to Parent and has not, within the last three years, been an “interested stockholder” with respect to Parent.

Section 3.21  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.22  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Company Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.22(a), together with all material ordinances by, and material agreements with, municipalities pursuant to which the Company or any of its Subsidiaries has been granted a gas or electric franchise, being referred to herein as the “Company Material Contracts”).

(b) Each Company Material Contract is in full force and effect, and each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under each Company Material Contract to which it is a party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of the Company, does there exist any fact, condition or circumstance which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, or (ii) has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder.

(c) (i) All contracts, whether or not Company Material Contracts, to which the Company or any of its Subsidiaries is a party have been approved or reviewed by the FPSC to the extent such approval or review is required and (ii) all costs under any gas or electric contract to which the Company or any of its Subsidiaries is a party are currently being passed through to customers thereof.

(d) Except for such contracts, agreements and arrangements that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is a party to or bound by any derivative contract or instrument, or (ii) is a party to or bound by any non-competition agreement or any other agreement or arrangement that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

Section 3.23  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of Parent in Section 4.20 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger the restrictions on “business combinations” set forth in Sections 607.0901 and 607.0902 of the FBCA or any state anti-takeover law (a “Takeover Statute”). Neither the Company nor any of its Subsidiaries has any preferred share purchase rights plan or similar rights plan in effect.

Section 3.24  Properties.

(a) The Company and its Subsidiaries have, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (collectively, “Liens”) except for Permitted Liens, title to or valid leasehold interests in the inventory, equipment and other tangible and intangible property used or held for use in the conduct of their respective businesses, in each case as necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy and all leases to which the Company or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its leases, except where the failure to have such possession has not had and is not reasonably likely to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has violated the terms of any easement, right-of-way, prescriptive right or way of necessity, whether or not of record (an “Easement”), except any such violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, all Easements in favor of the Company or any of its Subsidiaries are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the respective businesses of the Company and its Subsidiaries. There are no spatial gaps in the Easements in favor of the Company or any of its Subsidiaries that would reasonably be likely to have a Company Material Adverse Effect and all parts of the pipeline assets which constitute a portion of the assets of the Company or any of its Subsidiaries are located either on property which is owned in fee by the Company or one of its Subsidiaries or on property which is subject to an Easement in favor of the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice from any person disputing or challenging its ownership of any fee interests or Easement, other than disputes or challenges that have not had or are not reasonably likely to have a Company Material Adverse Effect.

Section 3.25  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the Form S-4 to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the respective stockholders of the Company and Parent, at the time of the Company Stockholder Approval and the Parent Stockholder Approval and at the Effective Time, and, in the case of the Form S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.26  Regulatory Proceedings.  Neither the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from Orders of a Governmental Entity which could result in Orders having a Company Material Adverse Effect. The reserves of the Company and its Subsidiaries for any pending refund(s) described above in clause (i) are set forth in the Company Reports and are properly calculated and adequate. Section 3.26 of the Company Disclosure Schedule lists all (A) pending rate proceedings involving the Company or any of its Subsidiaries before a Governmental Entity or on appeal to the courts and identifies the status thereof, and (B) closed rate proceedings involving the Company or any of its Subsidiaries before a Governmental Entity since January 1, 2007, and the resolution thereof.

Section 3.27  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 3.28  Access to Information; Disclaimer.  The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Bryan Cave, LLP for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent expressly contained in Article 4 and the representations and warranties of Parent and Merger Sub expressly contained in Article 5 and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, as part of its investigation of Parent, the Company has been given financial information, cost estimates, forecasts, projections and information, both in writing and orally, with respect to Parent by Parent or its agents and representatives. The Company acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and the Company is familiar with such uncertainties. The Company has made its own evaluation of all such information and acknowledges that none of Parent’s officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to such information and that neither Parent nor any of its Subsidiaries is making any representations or warranties with respect to such information except, in the case of Parent, for the specific representations made by Parent in Article 4 and, in the case of Parent and Merger Sub, the specific representations made by Parent and Merger Sub in Article 5.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as set forth in the disclosure schedule dated the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) and making reference to the particular section or subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of the Parent Disclosure Schedule to which its relevance is reasonably apparent) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as disclosed in the Parent Reports filed on or after January 1, 2007 and prior to the date hereof, Parent represents and warrants to the Company as follows:

Section 4.1  Existence; Good Standing; Corporate Authority.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Parent attached to the Parent Disclosure Schedule are true and complete copies of such documents as currently in effect.

Section 4.2  Authorization, Validity and Effect of Agreement.  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this

Agreement, subject in the case of consummation of the Merger and the issuance of the shares of Parent Common Stock to be issued in the Merger pursuant to Section 1.9 (the “Share Issuance”) to obtaining the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Parent, other than in the case of consummation of the Merger and the Share Issuance obtaining the Parent Stockholder Approval. Parent has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3  Capitalization.  The authorized capital stock of Parent consists of 12,000,000 shares of Parent Common Stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), of which 200,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share. As of the Cut-off Time, there were (i) 6,840,358 outstanding shares of Parent Common Stock, (ii) 1,110,392 shares of Parent Common Stock reserved for issuance upon vesting of outstanding equity awards as set forth in Section 4.3 of the Parent Disclosure Schedule (collectively, “Parent Equity Awards”), (iii) 94,711 outstanding shares of Parent Common Stock reserved for issuance upon conversion of Parent’s 8.25% convertible debentures due 2014 and (iv) no outstanding shares of Parent Preferred Stock. Since the Cut-off Time, no additional shares of Parent Common Stock have been issued (other than pursuant to Parent Equity Awards which were outstanding as of the Cut-off Time and are included in the number of shares of Parent Common Stock reserved for issuance upon vesting of outstanding Parent Equity Awards in clause (ii) above), no additional Parent Equity Awards have been issued or granted, and there has been no increase in the number of shares of Parent Common Stock issuable upon exercise of the Parent Equity Awards from those issuable under such Parent Equity Awards as of the Cut-off Time. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of Parent or any of its Subsidiaries other than (A) the Parent Equity Awards, which are listed on Section 4.3 of the Parent Disclosure Schedule, (B) the Rights Agreement, dated August 20, 1999, between Parent and Computershare Trust Company, N.A (as amended to date, the “Rights Agreement”) and (C) the 8.25% convertible debentures due 2014. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Except for the Parent Equity Awards, there are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practices). Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or, other than the 8.25% convertible debentures due 2014, which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of capital stock of Parent.

Section 4.4  Subsidiaries.  Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Parent’s Subsidiaries is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Each of the Parent’s Subsidiaries has all requisite corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now conducted. Parent has made available to the Company true and complete copies of each such Subsidiary’s articles or certificate of incorporation and bylaws, as currently in effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by Parent free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by law.

Section 4.5  Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect:

(a) Since January 1, 2007, neither Parent nor any of its Subsidiaries has violated or received any notice of violation with respect to, any Applicable Law, and no Action is pending or, to the knowledge of Parent, threatened with respect to any such matter.

(b) Parent and its Subsidiaries hold all permits, waivers, licenses, certifications, orders, franchises, approvals, consents, qualifications and authorizations of all Governmental Entities or pursuant to any Applicable Law necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”). All Parent Permits are in full force and effect. Since January 1, 2007, (i) neither Parent nor any of its Subsidiaries has violated or received any written notice of violation with respect to any Parent Permit and (ii) to the knowledge of Parent, no Governmental Entity has taken or threatened to take any action to terminate, cancel, amend or reform any material Parent Permit.

Section 4.6  No Conflict.

(a) The execution and delivery of this Agreement by Parent does not and will not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any provision of the certificate or articles of incorporation or bylaws of Parent or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, or result in the creation of any Lien upon any of the properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Parent Material Contract; or (iii) subject to the filings and other matters referred to in Section 4.6(b) and obtaining the Parent Stockholder Approval, contravene or conflict with, or constitute a violation of any provision of, or trigger any liability or obligation under, any Applicable Law, Order or Parent Permit binding upon or applicable to Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violations, conflicts, breaches, defaults, terminations, cancellations, liabilities, obligations, Liens or contraventions, that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by either of them of the Merger and the other transactions contemplated hereby will require Parent, Merger Sub or any of Parent’s Subsidiaries to obtain any consent, approval, authorization, order or declaration of, provide any notification to, or make any filing or registration with, any Governmental Entity, other than (i) filings and any approval required under the HSR Act, (ii) the filing with and, to the extent required, the declaration of effectiveness by, the SEC of (A) the Joint Proxy Statement Prospectus pursuant to the Exchange Act, (B) the S-4 and (C) reports required under the Exchange Act, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” law in connection with the transactions contemplated hereby (the “Blue Sky Approvals”), (iv) such filings with and approvals of the NYSE to approve and authorize for listing the shares of Parent Common Stock to be issued in the Merger pursuant to Section 1.9 (the “NYSE Approval”), (v) the filing of the Articles of Merger with the Department of State of the State of Florida and the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (vi) to the extent required, notice to and the approval of (X) the FPSC, (Y) the Delaware Public Service Commission (the “DPSC”) and (Z) the Maryland Public Service Commission (the “MPSC”), except for any consent, approval, qualification, authorization, order or declaration as to which the failure to obtain, and for any notification, filing or registration as to which the failure to make, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Notifications and approvals required under or in relation to clause (vi), collectively with the Company FPSC Approval, are hereinafter referred to as the “Utility Approvals.” Consents, approvals, authorizations, orders, declarations, notifications, filings and registrations required under or in relation to any of the foregoing clauses (i) through (vi), collectively with the Company Consents, are hereinafter referred to as the “Specified Consents.”

(c) This Agreement, the Merger and the transactions contemplated hereby do not, and will not, upon consummation of such transactions, result in any “change of control” or similar triggering event under any (i) Parent Material Contract, (ii) Parent Benefit Plan, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar triggering event and requires either a cash payment or an accounting charge in accordance with GAAP, or (iii) material Parent Permit.

Section 4.7  SEC Documents and Compliance.

(a) Parent and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be filed by them since December 31, 2006 (each registration statement, prospectus, report, schedule, form, proxy statement, information statement or other document (other than preliminary materials) so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC, collectively, the “Parent Reports”). No Subsidiary of Parent is required to file any form, report, registration statement or prospectus or other document with the SEC. As of its respective date, each Parent Report (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Parent Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) liabilities and obligations incurred in the ordinary course of business, (ii) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect and (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby.

(c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and any material weaknesses that have more than a remote chance to materially adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) All filings required to be made by Parent or any of its Subsidiaries with FERC and the applicable state public utility commissions (including, to the extent required, the FPSC, DPSC and the MPSC), as the case may be, including all reports and financial information have been made and all such filings complied, as of their respective dates, with all requirements of the applicable statutes and the rules and regulations, except for filings the failure of which to make or the failure of which to be so in compliance, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

Section 4.8  Litigation.  There are no Actions pending or, to Parent’s knowledge, threatened, against Parent or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect. Section 4.8 of the Parent Disclosure Schedule lists all Actions pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries.

Section 4.9  Absence of Certain Changes.  Since December 31, 2008, (i) there has not been a Parent Material Adverse Effect and there have not been any changes, circumstances or events that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect, and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course.

Section 4.10  Taxes.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, all Returns required to be filed by or with respect to Parent or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Parent or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Entities, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All such Returns filed by Parent are true, correct and complete in all material respects.

(b) (i) No audit or other administrative or court proceeding is presently pending with any Governmental Entity with regard to any tax or Return of Parent or any of its Subsidiaries as to which any taxing authority has asserted any claim; and (ii) neither Parent nor any of its Subsidiaries has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Parent or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. Neither Parent nor any of its Subsidiaries has granted any request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Since December 31, 2005, Parent has not made or rescinded any election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any tax, or, except as may be required by Applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Parent has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(c) No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for taxes (other than taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Section 4.10(e) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income tax Returns filed with respect to any of Parent or its Subsidiaries for taxable periods ended on or after December 31, 2006, identifies those Returns that have been audited since December 31, 2004, and identifies those Returns that currently are the subject of audit. Parent has made available to the Company correct and complete copies of all federal income tax Returns, examination reports, and statements of deficiencies assessed or proposed to be assessed against or agreed to by Parent or any of its Subsidiaries filed or received since December 31, 2006.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law). Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Parent and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning Section 6662 of the Code.

(g) The unpaid taxes of Parent and its Subsidiaries (i) did not, as of the most recent fiscal month end for Parent, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet of Parent (other than in any notes thereto) included in a Parent Report and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Returns. Since the date of the most recent balance sheet of Parent included in a Parent Report, neither Parent nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.11  Employee Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Schedule contains a true and complete list of all Parent Benefit Plans. The term “Parent Benefit Plans” means all material employee benefit plans and other benefit arrangements, including all material “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries or ERISA Affiliates, as described below, or to which Parent or any of its Subsidiaries or ERISA Affiliates is a party, is or may have any present or future liability, or is required to provide benefits under Applicable Laws. Parent has made available to the Company true and complete copies of the Parent Benefit Plans (and where no such copy exists, an accurate description thereof) and, if applicable, the most recent trust agreements or other funding instruments or arrangements, the most recent Forms 5500 and attached schedules, summary plan descriptions, funding statements, the most recent audited financial statements or other annual financial reports, the most recent actuarial valuation reports and Internal Revenue Service determination and/or opinion letters, if applicable, for each such plan. Parent does not intend to, nor does Parent contemplate taking any actions to, alter, modify, freeze, terminate or otherwise amend any Parent Benefit Plan prior to Closing, other than in the ordinary course of business consistent with past practice or except as may be required by the Applicable Laws.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) all applicable reporting and disclosure requirements have been met with respect to the Parent Benefit Plans; (ii) to the extent applicable, the Parent Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service) and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such tax qualification; (iii) the Parent Benefit Plans have been maintained and operated in accordance with their terms and in compliance with Applicable Laws, and there are no breaches of fiduciary duty in connection with the Parent Benefit Plans; (iv) there are no pending or, to Parent’s knowledge, threatened claims against or otherwise involving any Parent Benefit Plan, and no Action (excluding routine claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any Parent Benefit Plan; (v) all material contributions required to be made to the Parent Benefit Plans have been made or provided for; (vi) with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and has been maintained or contributed to within six years prior to the Effective Time by Parent, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA, neither Parent nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom. No “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Parent Benefit Plan.

(c) No Parent Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Parent or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent or any Subsidiary thereof, nor will the consummation of the transactions contemplated by this Agreement limit or restrict the right to terminate any Parent Benefit Plan.

Section 4.12  Employment and Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is subject to, or has experienced within the past three years, any labor dispute, strike, slowdown, work stoppage or lockout. To the knowledge of Parent, no labor dispute, strike, slowdown, work stoppage or lockout has been threatened against Parent or any of its Subsidiaries within the past three years.

(c) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, Parent is and has been in compliance with all Applicable Laws relating to employment, employment practices, terms and conditions of employment and wages and hours, including ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, all laws respecting collective bargaining, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, “whistleblowers,” wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practice.

(d) Since January 1, 2007, except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received any complaint, charge or grievance of any unfair labor practice or other unlawful employment practice or any claim or notice of any violation of any Applicable Law, including a “whistleblower” claim, arising out of the employment of individuals by, or the employment practices of, Parent or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no unfair labor practice complaints, charges, grievances or investigations or other employee-related complaints, charges, grievances or investigations against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees of Parent or any of its Subsidiaries. Section 4.12(d) of the Parent Disclosure Schedule lists all unfair labor practice or other unlawful employment practice complaints, charges, grievances, investigations and other employee-related Actions pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before or by any Governmental Entity.

Section 4.13  Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has been and is in compliance with all Environmental Laws, (ii) there have been no Environmental Claims made or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, and (iii) to the knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties (whether owned, operated or leased) of Parent or any of its Subsidiaries which will require remediation under any Environmental Law.

(b) Without limitation of Section 4.5(b), except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has obtained or applied for all Environmental Permits necessary for the construction of their facilities, the operation of their respective businesses, as presently conducted, and for the use, storage, treatment, transportation, release, emission and disposal of Hazardous Material used or produced by or otherwise relating to its business, (ii) all such Environmental Permits are in good standing and in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and (iii) Parent and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

Section 4.14  Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect and except as disclosed in the Parent Reports filed prior to the date of this Agreement: (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Lien), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any person; (iii) to the knowledge of Parent, no person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by Parent or any of its Subsidiaries.

Section 4.15  Orders.  Except for such Orders that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, no Order of any court or other Governmental Entity or any arbitrator or other dispute resolution body is outstanding against Parent or any of its Subsidiaries.

Section 4.16  Insurance.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no written threat has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Parent or any of its Subsidiaries during the period of one year prior to the date of this Agreement.

Section 4.17  No Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, based upon any arrangement made by or on behalf of Parent, except Robert W. Baird & Co. Incorporated (“Baird”), the fees and expenses of which shall be paid by Parent in accordance with Parent’s agreement with Baird, a true and complete copy of which has been provided to the Company.

Section 4.18  Opinion of Financial Advisor.  The Board of Directors of Parent has received the opinion of Baird to the effect that, subject to various assumptions, qualifications and limitations, as of the date of the opinion the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall provide the Company (solely for informational purposes) a true and complete copy of such opinion promptly following the date of this Agreement.

Section 4.19  Board Approval.  Parent’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of Parent adopt this Agreement and approve the Merger and the Share Issuance and directed that this Agreement and the Share Issuance be submitted for consideration by Parent’s stockholders at the Parent’s Stockholders Meeting.

Section 4.20  Company Stock Ownership.  Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company or has the right to acquire or vote such shares under any agreement, arrangement or understanding, whether or not in writing, nor does it have any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of such shares or other securities. Parent is not an “interested stockholder” (within the meaning of Section 607.0901 of the FBCA) with respect to the Company and Parent has not, within the last three years, been an “interested stockholder” with respect to the Company.

Section 4.21  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to adopt this Agreement and approve the Merger and the Share Issuance (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent capital stock necessary to adopt this Agreement and approve the Merger and the Share Issuance.

Section 4.22  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Parent Reports, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.22(a), together with all material ordinances by, and material agreements with, municipalities pursuant to which Parent or any of its Subsidiaries has been granted a gas franchise, being referred to herein as the “Parent Material Contracts”).

(b) Each Parent Material Contract is in full force and effect, and each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Material Contract to which it is a party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Parent, does there exist any fact, condition or circumstance which with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract, or (ii) has received written notice of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder.

(c) (i) All contracts, whether or not Parent Material Contracts, to which Parent or any of its Subsidiaries is a party have been approved or reviewed by the DPSC, MPSC or FPSC, as applicable, to the extent such approval or review is required and (ii) all costs under any gas contract to which Parent or any of its Subsidiaries is a party are currently being passed through to customers thereof.

(d) Except for such contracts, agreements and arrangements that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) is a party to or bound by any derivative contract or instrument, or (ii) is a party to or bound by any non-competition agreement or any other agreement or arrangement that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

Section 4.23  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of the Company in Section 3.20 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Merger the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law. Except for the Rights Agreement, neither Parent nor any of its Subsidiaries has any preferred share purchase rights plan or similar rights plan in effect.

Section 4.24  Properties.

(a) Parent and its Subsidiaries have, free and clear of all Liens except for Permitted Liens, title to or valid leasehold interests in, the inventory, equipment and other tangible and intangible property used or held for use in the conduct of their respective businesses, in each case as necessary to permit Parent and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(b) Each of Parent and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy and all leases to which Parent or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its leases, except where the failure to have such possession has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has violated the terms of any Easement, except any such violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect. Except as would not reasonably be likely to have a Parent Material Adverse Effect, all Easements in favor of Parent or any of its Subsidiaries are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the respective businesses of Parent and its Subsidiaries. There are no spatial gaps in the Easements in favor of Parent or any of its Subsidiaries that would reasonably be likely to have a Parent Material Adverse Effect and all parts of the pipeline assets which constitute a portion of the assets of Parent or any of its Subsidiaries are located either on property which is owned in fee by Parent or one of its Subsidiaries or on property which is subject to an Easement in favor of Parent or one of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any notice from any person disputing or challenging its ownership of any fee interests or Easement, other than disputes or challenges that have not had or are not reasonably likely to have a Parent Material Adverse Effect.

Section 4.25  Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the Form S-4 to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the respective stockholders of the Company and Parent, at the time of the Company Stockholder Approval and the Parent Stockholder Approval and at the Effective Time, and, in the case of the Form S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.26  Regulatory Proceedings.  Neither Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from Orders of a Governmental Entity which could result in Orders having a Parent Material Adverse Effect. The reserves of Parent and its Subsidiaries for any pending refund(s) described above in clause (i) are set forth in the Parent Reports and are properly calculated and adequate. Section 4.26 of the Parent Disclosure Schedule lists all (A) pending rate proceedings involving Parent or any of its Subsidiaries before a Governmental Entity or on appeal to the courts and identifies the status thereof, and (B) closed rate proceedings involving Parent or any of its Subsidiaries before a Governmental Entity since January 1, 2007, and the resolution thereof.

Section 4.27  No Other Representations or Warranties.  Except for the representations and warranties made by Parent in this Article 4 and by Parent and Merger Sub in Article 5, neither Parent, Merger Sub nor any other person makes any representation or warranty with respect to the Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.28  Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Bryan Cave, LLP for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 3 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, as part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and information, both in writing and orally, with respect to the Company by the Company or its agents and representatives. Parent acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of all such information and acknowledges that none of the Company’s officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to such information and that neither Company nor any of its Subsidiaries is making any representations or warranties with respect to such information except, in the case of the Company, for the specific representations and warranties set forth in Article 3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1  Organization.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a wholly owned Subsidiary of Parent.

Section 5.2  Corporate Authorization.  Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights and general principles of equity.

Section 5.3  Non-Contravention.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or bylaws of Merger Sub.

Section 5.4  No Business Activities.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Covenants of Parent.  During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly permitted or required by this Agreement (including pursuant to the Parent Share Repurchase) or the Parent Disclosure Schedule or as required by Applicable Laws or to the extent that the Company shall otherwise consent in writing):

(a) Ordinary Course.  Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

(b) Dividends; Changes in Share Capital.  Parent shall not (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.

(c) Governing Documents.  Parent and Merger Sub shall not amend or propose to so amend the certificate of incorporation or bylaws of Parent (other than amendments related to the composition or structure of the Board of Directors of Parent or committees thereof or other governance-related matters) or the articles of incorporation or bylaws of Merger Sub.

(d) No Acquisitions.  Other than acquisitions for cash in existing or related lines of business of Parent and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $15 million individually or in the aggregate, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act.

(e) No Dispositions.  Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between Parent and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.4(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $10 million.

(f) Investments; Indebtedness.  Parent shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) by Parent or any of its Subsidiaries to or in Parent or any of its Subsidiaries, (B) pursuant to any contract or other legal obligation of Parent or any of its Subsidiaries existing at the date of this Agreement or (C) in the ordinary course of business consistent with past practice, or (ii) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantee, loan or advance not in existence as of the date of this Agreement, provided that Parent and its Subsidiaries may (y) refinance any indebtedness existing as of the date hereof in an amount not exceeding the principal amount of such indebtedness as of the date hereof and (z) incur additional indebtedness or increases in existing indebtedness (and issue guarantees in connection therewith) in an aggregate amount not to exceed $40,000,000.

(g) Accounting Methods.  Except as disclosed in Parent Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Parent shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by Parent’s independent public accountants (including the right to early-adopt such required changes), or (ii) as permitted by GAAP and which change would not reasonably be likely to have a Parent Material Adverse Effect.

(h) Settlement of Litigation.  To the extent permitted by Applicable Law, neither Parent nor Merger Sub shall settle or compromise any material Action which would be reasonably likely to have a Parent Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Action which would be reasonably likely to have a Parent Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, except with the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

(i) No Related Actions.  Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, prior to the Closing Date, Parent and/or one or more of its affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means (the “Parent Share Repurchase”).

Section 6.2  Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly permitted or required by this Agreement or the Company Disclosure Schedule or as required by Applicable Laws or to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice in all material respects, and shall use commercially reasonable efforts to preserve intact their business and goodwill, maintain their rights and franchises, keep available the services of their respective officers and employees (and shall not, under any circumstances, take or fail to take any action that would cause the Company to incur any liability for, or obligation to pay, severance, termination or other similar payments to any employee or former employee under any Company Material Contract), and preserve their relationships with customers, suppliers and others having business dealings with them.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in fiscal year 2009 of the Company other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater, in the aggregate, than 105% of the amount of the Company’s total budget for such expenditures and obligations or liabilities for its fiscal year 2009 approved by the Board of Directors of the Company on December 11, 2008, which has been furnished to Parent prior to the date of this Agreement.

(b) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the redemption required by Section 7.20.

(c) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than pursuant to, and consistent with past practice under, any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth in Section 6.2(c) of the Company Disclosure Schedule, subject in the case of the Company’s Employee Stock Purchase Plan to Section 7.16(c)(ii).

(d) Governing Documents.  The Company shall not amend or propose to amend its articles of incorporation or bylaws.

(e) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act.

(f) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between the Company and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.4(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iii) above for aggregate consideration not exceeding $100,000.

(g) Investments; Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice, or (ii) create, incur, assume or suffer to exist any indebtedness, issuance of debt securities, guarantee, loan or advance not in existence as of the date of this Agreement, except that the Company shall be permitted to make draws upon its existing line of credit in the ordinary course of business consistent with past practices.

(h) Compensation; Employee Benefits.  The Company shall not (i) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreement with or for the benefit of any former, present or future officer, director or employee of the Company or any of its Subsidiaries, (ii) grant any increase in the compensation, bonuses or benefits to any former, present or future officer, director or employee of the Company or any of its Subsidiaries (other than normal compensation increases to persons who are not non-employee directors in the ordinary course of business consistent with past practices), (iii) make any increase in or commitment to increase any employee benefits, (iv) adopt or make any commitment to adopt any additional employee benefit plan or (v) make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan; except (A) in each case, as required by this Agreement (including as required by Section 7.16(c)(i)) and (B) in the case of clauses (iii) through (v), in the ordinary course of business consistent with past practice or as required by an existing agreement or Company Benefit Plan made available to Parent.

(i) Accounting Methods; Income Tax Matters.  The Company shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by the Company’s independent public accountants (including the right to early-adopt such required changes) or (ii) as permitted by GAAP and which change would not reasonably be likely to have a Company Material Adverse Effect. The Company shall not (A) change its fiscal year, (B) make or change any material tax election, or (C) settle or compromise any material tax liability or material claim for refund, (D) consent to any extension or waiver of the limitation period applicable to any material tax, or (E) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax Returns for the most recent taxable year for which a Return has been filed, except as may be required by Applicable Law. The Company shall provide Parent with a copy of its federal tax return for 2008 five business days prior to filing such return.

(j) Insurance Policies.  The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage.

(k) Certain Agreements.  Except in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that, after the Effective Time, limits or restricts Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, from (i) engaging or competing in any line of business or (ii) engaging in any business or competing in any geographic area.

(l) Settlement of Litigation.

(i) The Company shall not settle or compromise any material Action related to the Company’s West Palm Beach site that is pending as of the date hereof, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any such Action, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed. Prior to settling or compromising any other material Action pending as of the date hereof, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any other material Action pending as of the date hereof, the Company shall consult with, and consider in good faith the view of Parent.

(ii) To the extent permitted by Applicable Law, the Company shall not settle or compromise any Action which would be reasonably likely to have a Company Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Action which would be reasonably likely to have a Company Material Adverse Effect that is not pending as of the date hereof and is not related to any Action so pending, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

(m) Purchase of Capital Stock of the Company or Parent.  The Company shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of the Company or Parent.

(n) Labor Matters.  The Company shall not enter into any new, or amend any existing, collective bargaining agreement or similar binding contract, agreement or understanding with a labor union or similar labor organization without consulting with Parent prior thereto.

(o) No Related Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

Section 6.3  Governmental Filings.  The Company and Parent shall file all reports required to be filed by each of them with the SEC and all other Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Law or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

Section 6.4  Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1  Joint Proxy Statement/Prospectus and Form S-4.  As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and Parent shall prepare and file a registration statement on Form S-4 with respect to the Share Issuance (the “Form S-4”). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus and Form S-4 received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications (other than any communications filed pursuant to Rule 425 of the Securities Act) prior to filing such with the SEC, and will provide the Company with a copy of all such filings and communications made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Parent will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall ensure that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective Company Stockholders Meeting and Parent Stockholders Meeting, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 7.2  No Solicitation by the Company.

(a) The Company shall not, nor shall it authorize or cause any of its Subsidiaries, any of the respective directors, officers or employees of the Company or any of its Subsidiaries or any agents or representatives of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information) any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Company Takeover Proposal or (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, furnish to any person any confidential information or data in connection with, or, except in conjunction with exercising its right to terminate this Agreement pursuant to

Section 9.4(b), accept, any Company Takeover Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors and officers of the obligations undertaken in this Section 7.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any director, officer, employee, agent or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.2 by the Company. The Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) Notwithstanding anything in this Agreement to the contrary, the Company or the Company’s Board of Directors shall be permitted to:

(i) to the extent applicable, comply with its disclosure obligations under federal or state law with regard to a Company Takeover Proposal, including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) effect a Company Adverse Recommendation Change in accordance with Section 7.3(a); and

(iii) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Company Takeover Proposal by any such person, if and only to the extent that (A) the Company’s Stockholders Meeting shall not have occurred, (B) the Company’s Board of Directors determines in good faith (I) after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal is a Company Superior Proposal or there is a reasonable likelihood that such Company Takeover Proposal could result in a Company Superior Proposal, and (II) after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (C) prior to providing any confidential information or data to any person in connection with a Company Takeover Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement customary for a transaction of this type (provided that such agreement shall contain customary standstill provisions that are no less restrictive than those set forth in Section 9.5(e)), and (D) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of the respective directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries indicating, in connection with such notice, the material terms and conditions of any inquiries, proposals or offers, provided that such notice shall not be required to contain any information the provision of which the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(c) The Company shall notify Parent promptly of the receipt of any Company Takeover Proposal. The Company shall keep Parent reasonably informed of the status and material terms and conditions (including any change therein) of any Company Takeover Proposal. Nothing in this Section 7.2 shall permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 9 hereof).

The term “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, directly or indirectly, (i) any acquisition or purchase, whether by purchase, exchange, merger, consolidation, business combination or similar transaction, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, on a consolidated basis, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Company Superior Proposal” means any unsolicited bona fide written offer made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (i) to be more favorable from a financial point of view to the stockholders of the Company than the Merger (taking into account the person making the offer, the terms and conditions of such offer and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise), as well as any other factors deemed relevant by the Board of Directors of the Company) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal deemed relevant by the Board of Directors of the Company.

For purposes of the definitions of “Company Takeover Proposal” and “Company Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

Section 7.3  Meetings of Stockholders.

(a) The Company shall duly take all action necessary, in accordance with Applicable Law and its articles of incorporation and bylaws, to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect set forth in Section 3.19. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, qualify or modify in any manner adverse to Parent, or publicly propose to withdraw, qualify or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Company Takeover Proposal (any such action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or, except in conjunction with exercising its right to terminate this Agreement pursuant to Section 9.4(b), allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that no Company Adverse Recommendation Change may be made until after the third business day following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change and specifying the terms and conditions of the Company Superior Proposal, if any, that is related to such Company Adverse Recommendation Change (it being understood and agreed that any material amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new Company Notice of Adverse Recommendation and a new three business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise. Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Article 9 hereof. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or an approval or recommendation with respect to any Company Takeover Proposal.

(b) Parent shall duly take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful action to solicit the Parent Stockholder Approval. The Board of Directors of Parent shall recommend adoption of this Agreement by the stockholders of Parent to the effect set forth in Section 4.19.

(c) The Company and Parent shall cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same day.

(d) Parent, as the sole stockholder of Merger Sub, shall take all action necessary to cause Merger Sub to adopt this Agreement prior to the Closing.

Section 7.4  Filings; Reasonable Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the Company and Parent shall:

(i) make its required filings under the HSR Act with respect to the transactions contemplated hereby, which filings shall be made as promptly as practicable after the date hereof and in any event not more than ten (10) business days from the date hereof (unless otherwise agreed to by the parties in writing), and thereafter shall promptly make any other required submissions under the HSR Act;

(ii) cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents, and to use reasonable best efforts to obtain (and will cooperate with each other in obtaining) as promptly as practicable any consent, waiver, license, registration, acquiescence, permit, tax ruling, authorization, order or approval of, or any exemption or nonopposition by, any third party and/or any Governmental Entity necessary or advisable to be obtained or made by any party or any of their respective Subsidiaries in connection with the transactions contemplated hereby, including the Specified Consents. Each party shall have the right to review and approve in advance (such approvals not to be unreasonably withheld or delayed) all applications for approvals to be filed by the other party. Each party shall consult with the other with respect to the obtaining of all such necessary or advisable consents, waivers, licenses, registrations, acquiescences, permits, tax rulings, authorizations, orders or approvals of, or any exemptions or nonoppositions by, third parties and/or Governmental Entities, including the Specified Consents;

(iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any Governmental Entity and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Entity;

(iv) not participate or agree to participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion;

(v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Entity or members of any such Governmental Entity’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;

(vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, if applicable, any filings necessary or appropriate under the provisions of the HSR Act;

(vii) if applicable, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and

(viii) if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Applicable Law so as to permit consummation of the transactions contemplated by this Agreement.

(b) Without limiting Section 7.4(a), but subject to Section 7.4(c), the Company and Parent shall each use reasonable best efforts:

(i) if applicable, to cause the expiration or termination of the applicable waiting period under the HSR Act; and

(ii) to avoid the entry of, or to have vacated, terminated or modified, any Order that would restrain, prevent or delay the Closing.

(c) Nothing in this Agreement shall require the Company or Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding relating to the HSR Act or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”), other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect on Parent or the Surviving Corporation after the Merger; provided, however, that neither Parent nor the Company shall take or agree to any action required or permitted by this Section 7.4(c) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(d) The Company, Parent and Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the tax opinion referred to in Section 8.1(h). The Company, Parent and Merger Sub agree to file all tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(2)(E) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 7.5  Access to Information and Employees; Site Inspection.

(a) From the date of this Agreement to the Effective Time and subject to Applicable Law and the Confidentiality Agreement, each party shall (and shall cause its Subsidiaries to) afford to the officers, designated employees, attorneys, accountants, financial advisors and other representatives of the other party reasonable access during normal business hours to all its properties, books, contracts, commitments, records, files, business plans, systems and officers and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party all other information concerning it and its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to provide any information (i) that it is prohibited by Applicable Laws from providing to the other party, (ii) that constitutes information protected by attorney/client privilege or (iii) that it is required to keep confidential by reason of contract or agreement with third parties.

(b) From the date of this Agreement to the Effective Time, Parent may undertake or cause to be undertaken, environmental and operational assessments (“Assessments”) of the Company’s operations, business or properties. Assessments may include environmental investigations, audits, assessments, studies (including “Phase II” studies), testing and visual and physical inspections. The Company shall cooperate in good faith with Parent’s (or its consultants’) efforts to conduct Assessments.

(c) Each party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.5 shall be governed by the Confidentiality Agreement dated November 27, 2007 between the Company and Parent (the “Confidentiality Agreement”).

Section 7.6  Publicity.  Each of the Company and Parent will consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

Section 7.7  Listing Application.  Parent shall use reasonable best efforts to promptly prepare and submit to the NYSE a listing application covering the Share Issuance and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the Share Issuance.

Section 7.8  Letters of Accountants.

(a) Parent shall use reasonable best efforts to cause to be delivered to the Company two “comfort” letters of Beard Miller Company LLP, Parent’s independent registered public accounting firm, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope and substance for “comfort” letters delivered by independent registered public accounting firms in connection with registration statements similar to the Form S-4.

(b) The Company shall use reasonable best efforts to cause to be delivered to Parent two “comfort” letters of BDO Seidman, LLP, the Company’s independent registered public accounting firm, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope and substance for “comfort” letters delivered by independent registered public accounting firms in connection with registration statements similar to the Form S-4.

Section 7.9  Expenses.  Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that (i) Parent and the Company shall share equally the filing fees required under or in connection with the HSR Act, (ii) Parent and the Company shall share equally the printing and mailing costs incurred in connection with mailing the Joint Proxy Statement/Prospectus to the respective stockholders of Parent and the Company, (iii) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, and (iv) as otherwise agreed in writing by the parties. “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of the Form S-4, the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals, the filings made and/or other actions taken in connection with the Specified Consents and/or third-party consents and all other matters related to the transactions contemplated hereby.

Section 7.10  Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company

Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 7.11  Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and advance expenses to, to the full extent permitted by law as of the date of this Agreement, the individuals who at or prior to the Effective Time were present and former officers and directors of the Company or its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. The Surviving Corporation will honor all indemnification agreements, expense advancement and exculpation provisions with the individuals who at or prior to the Effective Time were officers and directors of the Company or its Subsidiaries (including under the Company’s articles of incorporation or by-laws) in effect as of the date hereof in accordance with the terms thereof. All such indemnification agreements are listed on Section 7.11(a) of the Company Disclosure Schedule and the Company has provided to Parent true and accurate copies of all such indemnification agreements.

(b) For a period of six years after the Effective Time and with respect to claims arising from facts or events that occurred before the Effective Time, the Surviving Corporation shall cause to be maintained officers’ and directors’ liability insurance covering all former and present officers and directors of the Company who are, or at any time prior to the Effective Time were, covered by the Company’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the amount of which premium is set forth in Section 7.11(b) of the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

Section 7.12  Antitakeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its commercially reasonable efforts to act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

Section 7.13  Section 16 Matters.  Prior to the Closing, Parent and the Company, and their respective Boards of Directors or committees thereof, shall use their reasonable best efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 7.14  Tax Treatment.  Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company and each of their respective affiliates shall use their reasonable best efforts to cause the Merger to so qualify and to obtain the tax opinion referred to in Section 8.1(h). For purposes of the tax opinion described in Section 8.1(h), each of Parent and the Company shall use their reasonable best efforts to provide the representation letters described in Section 8.1(h).

Section 7.15  Notification.  The Company shall give prompt notice to Parent (i) in the event it receives or becomes aware of any complaint, charge or grievance against it or any of its Subsidiaries of any unfair labor practice, (ii) of the commencement of any organizational efforts as to which the Company obtains knowledge with respect to the formation of a collective bargaining unit or any threat thereof, and (iii) of any fact, event or circumstance as to which the Company obtains knowledge that would result in a failure of a condition set forth in Section 8.3(a), Section 8.3(b) or Section 8.3(c). Parent shall give prompt notice to the Company of any fact, event or circumstance as to which Parent obtains knowledge that would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b); provided, however, that the delivery of any notice pursuant to this Section 7.15 shall not (i) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (ii) limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

Section 7.16  Employee Matters.

(a) The Company and Parent agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Parent and the Surviving Corporation shall, except as required by Applicable Law, have no obligation to continue employing such employees for any length of time thereafter except pursuant to any applicable employment agreements. Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with the Company and its Subsidiaries (and with predecessor employers with respect to which the Company and its Subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement. The provisions of this Section 7.16 are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Company or any of its Subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement as a result of this Section 7.16.

(b) Parent shall keep in full force and effect all Company Benefit Plans (as modified pursuant to Section 7.16(c)) for a period of at least one year from the Closing Date for all employees and former employees of the Company at the Effective Time; provided, however, that solely with respect to employees of the Company who are members of a labor union or collective bargaining unit and in connection with any agreement or amendment or renewal thereto entered into by Parent or any of its Subsidiaries and a collective bargaining unit or labor union of the Company, Parent reserves the right to modify or terminate any Company Benefit Plan prior to such one-year anniversary date. After such one-year anniversary date, participation of the employees and former employees of the Company in the Company Benefit Plans may continue until such time as it is reasonably practicable to transfer the participation of such employees and former employees to Parent Benefit Plans, if any, taking into consideration any applicable collective bargaining agreement obligations and contractual arrangements with insurers or other benefit plan providers. Under any medical and dental plans covering any employee or former employee of the Company, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Company Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall cause (i) its Pension Plan to be modified as set forth in Exhibit 7.16(c) hereto and (ii) its Employee Stock Purchase Plan not to be renewed for the period commencing on July 1, 2009, except, in the case of clause (ii), to the extent such action is prohibited or limited by (A) Applicable Law, (B) any existing contract between the Company and any labor union or collective bargaining unit or (C) any existing Employee Benefit Plan.

Section 7.17  Director Resignations.  On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of all members of the respective Boards of Directors of the Company and its Subsidiaries and shall take such other action as is necessary to accomplish the foregoing.

Section 7.18  Parent Board of Directors.  Parent shall take all corporate action necessary to cause the election or appointment to its Board of Directors, effective upon or immediately after the Closing, of two members of the Company’s Board of Directors, who shall be designated by Parent and disclosed to the Company at least fifteen (15) days in advance of the Closing.

Section 7.19  Parent Stock Repurchase.  Notwithstanding anything in this Agreement, prior to the Closing Date, Parent or one or more of its affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means.

Section 7.20  Redemption of Company Preferred Stock.  Prior to the Effective Time, the Company shall redeem all outstanding shares of Company Preferred Stock at a redemption price equal to the amounts then required to be paid upon redemption of the applicable series of Company Preferred Stock pursuant to the terms of such series, together with all dividends accrued and unpaid to the date of such redemption.

ARTICLE 8

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) HSR Act.  If applicable, any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Illegality or Prohibition.  No Applicable Law shall have been adopted or promulgated, and no Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Governmental Actions.  There shall not have been instituted and continuing or pending any Action by any Governmental Entity of competent jurisdiction seeking to make the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Effectiveness of Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) NYSE Listing.  The NYSE Approval (in the form of an official notice of issuance) shall have been obtained.

(g) Other Consents.  To the extent applicable to the consummation of the Merger, the Utility Approvals shall have been obtained.

(h) Tax Opinion.  The Company and Parent shall have received from Baker & Hostetler LLP, counsel to Parent, on the Closing Date, a written opinion dated as of the Closing Date in form and substance satisfactory to the Company and Parent to the effect that the Merger will constitute a reorganization pursuant to Section 368 of the Code and certain tax consequences will result therefrom. In connection with rendering such opinion, Parent and the Company shall provide representation letters to such counsel to Parent in form and substance as such counsel to Parent deems reasonably necessary and such counsel to Parent shall be entitled to rely upon such representation letters provided by Parent and the Company.

Section 8.2  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent

Material Adverse Effect (other than representations and warranties qualified by Parent Material Adverse Effect or materiality, which shall be true and correct in all respects), and the Company shall have received a certificate of each of Parent and Merger Sub, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(b) Performance of Obligations of Parent.  All of the agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect or materiality shall have been performed or complied with in all respects and all other agreements and covenants required to be performed or complied with by Parent under this Agreement at or prior to the Closing Date that are not so qualified shall have been performed or complied with in all material respects, and the Company shall have received a certificate of Parent, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(c) No Parent Material Adverse Effect.  At any time after the date of this Agreement, there shall not have occurred any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Parent Material Adverse Effect.

Section 8.3  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (other than representations and warranties qualified by Company Material Adverse Effect or materiality, which shall be true and correct in all respects), and Parent shall have received a certificate of the Company, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(b) Performance of Obligations of the Company.  All of the agreements and covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect or materiality shall have been performed or complied with in all respects and all other agreements and covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing Date that are not so qualified shall have been performed or complied with in all material respects, and Parent shall have received a certificate of the Company, executed on its behalf by its chief executive officer, president or chief financial officer, dated the Closing Date, to such effect.

(c) Employee Matters.  Notwithstanding Section 8.3(b), the Company shall have performed in all respects all agreements and covenants required to be performed by it under Section 7.16(c).

(d) No Company Material Adverse Effect.  At any time after the date of this Agreement, there shall not have occurred any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Company Material Adverse Effect.

ARTICLE 9

TERMINATION

Section 9.1  Termination by Mutual Consent.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after Parent Stockholder Approval or the Company Stockholder Approval has been obtained, by the mutual written consent of Parent and the Company, through action of their respective Boards of Directors.

Section 9.2  Termination by the Company or Parent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after Parent Stockholder Approval or the Company Stockholder Approval has been obtained, by action of the Board of Directors of the Company or Parent if:

(a) the Merger shall not have been consummated by January 31, 2010 (the “Termination Date,” which term shall include the date of any extension under this Section 9.2(a)); provided, however, that if on the Termination Date the conditions to Closing set forth in Section 8.1(b) or 8.1(g) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to March 31, 2010; and provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(b) the Parent Stockholders Meeting shall have been held and the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon;

(c) the Company Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(d) a Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have fulfilled its obligations under Section 7.4 and, with respect to other matters not covered by Section 7.4, shall have used its reasonable best efforts to remove such Order.

Section 9.3  Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a) The Company shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of the Company shall have become untrue, in any case such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied (assuming for purposes of this Section 9.3(a) that the references in Section 8.3(a) and 8.3(b) to “Closing Date” mean the date of termination pursuant to this Section 9.3(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after the date that written notice of such breach is given to Parent by the Company or, in the event such breach is discovered by Parent, within 45 days after the date written notice of such breach is given to the Company by Parent; provided, however, that Parent may not terminate this Agreement under this Section 9.3(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Company would then be entitled to terminate this Agreement under Section 9.4(a) (without giving effect to the proviso in Section 9.4(a));

(b) a Company Adverse Recommendation Change shall have occurred; or

(c) there shall have occurred a Company Material Adverse Effect.

Section 9.4  Termination by the Company.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company if:

(a) Parent or Merger Sub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Parent or Merger Sub shall have become untrue, in any case such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied (assuming for purposes of this Section 9.4(a) that the references in Section 8.2(a) and 8.2(b) to “Closing Date” mean the date of termination pursuant to this Section 9.4(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 45 days after the date written notice of such breach is given to the Company by Parent or, in the event such breach is discovered by the Company, within 45 days after the date written notice of such breach is given to Parent by the Company; provided, however, that the Company may not terminate this Agreement under this Section 9.4(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Parent would then be entitled to terminate this Agreement under Section 9.3(a) (without giving effect to the proviso in Section 9.3(a));

(b) (i) The Board of Directors of the Company authorizes the Company, following a determination by the Board of Directors in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law, to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal, (ii) the Company notifies Parent in writing that it intends to enter into such an agreement, and (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for such Company Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel, is at least as favorable to the Company’s stockholders as such Company Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three business-day period; or

(c) there shall have occurred a Parent Material Adverse Effect.

Section 9.5  Effect of Termination.

(a) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.3(b), and no Parent Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Company Adverse Recommendation Change giving rise to the termination by Parent, or (ii) by the Company pursuant to Section 9.4(b), then the Company shall pay Parent a fee equal to $3,400,000 (the “Termination Fee”) on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Company Takeover Proposal is publicly made to the Company or is publicly made directly to the stockholders of the Company generally or any person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal and (B) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(a) or 9.2(c), and within 365 days of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall pay Parent the Termination Fee on the earlier of the date the Company or its Subsidiary enters into such agreement with respect to such Company Takeover Proposal and the date such Company Takeover Proposal is consummated. The Company acknowledges and agrees that (x) the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, (y) constitute liquidated damages and not a penalty and (z) without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5(a), the Company shall also reimburse Parent’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of PNC Bank, Delaware in effect on the date such payment was required to be made. Any payment to be made under this Section 9.5(a) shall be made by wire transfer of same-day funds.

(b) In the event of termination of this Agreement pursuant to this Article 9, all obligations of the parties hereunder shall terminate, except the obligations of the parties pursuant to this Section 9.5, Sections 7.5(c) and 7.9 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10, 10.11, 10.12 and 10.13, provided that nothing herein shall relieve any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved.

(c) The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

(d) In the event of termination of this Agreement pursuant to this Article 9, for a period of one year following the date of such termination, neither the Company nor Parent or any of their respective Subsidiaries will hire, or solicit for hire or employment, directly or indirectly, any officer or employee of the other party or any of its Subsidiaries or any person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months. For the purposes of this provision, “solicitation” shall not include solicitation of any non-officer employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with the Company or Parent or any of their respective Subsidiaries, as the case may be.

(e) In the event of termination of this Agreement pursuant to this Article 9, for a period of one year following the date of such termination, without the prior written consent of the Company’s or Parent’s Board of Directors, as the case may be, neither Parent nor the Company will directly or indirectly (nor will either of them assist or encourage directly or indirectly others to): (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing. Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding the foregoing, (A) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party; and (B) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other party in order to correct material misstatements or omissions made by the other party or its advisors.

Section 9.6  Extension; Waiver.  At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

Section 10.2  Notices.  Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:

if to Parent or Merger Sub, at:

Chesapeak Utilities Corporation
909 Silver Lake Boulevard
Dover, DE 19904
Attention: John Schimkaitis
Facsimile No.: 302-734-6750

with a copy, which shall not constitute notice for purposes hereof, to:

Baker & Hostetler LLP
SunTrust Center, Suite 2300
200 South Orange Avenue
Orlando, FL 32801-3432
Attention: Jeffrey Decker, Esq.
Facsimile No.: 407-841-0168

if to the Company, at:

Florida Public Utilities Company
401 South Dixie Highway
West Palm Beach, Florida 33401
Attention: John T. English
Facsimile No.: 561-833-0151

with a copy, which shall not constitute notice for purposes hereof, to:

Bryan Cave LLP
700 13th Street, N.W. Suite 700
Washington, DC 20005
Attention: LaDawn Naegle, Esq.
Facsimile No.: 202-508-6200

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or delivered.

Section 10.3  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.11, nothing in this Agreement, expressed or implied, is intended to or shall confer any rights, remedies, obligations or liabilities upon any person other than the parties and their respective successors and permitted assigns.

Section 10.4  Entire Agreement.  This Agreement, the Exhibits to this Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 10.5  Amendments.  This Agreement may be amended by the parties, by action taken or authorized by their Boards of Directors, at any time before or after obtaining the Company Stockholder Approval or the Parent Stockholder Approval, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

Section 10.6  Governing Law.  This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 10.7 Counterparts.  This Agreement may be executed by the parties in separate counterparts, all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.8  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.9  Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of or Exhibit or Disclosure Schedule to this Agreement unless otherwise indicated.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “stockholder” or “stockholders” shall be deemed to include the words “shareholder” or “shareholders” and vice versa and the word “stock” shall be deemed to include the word “share” or “shares” and vice versa.

(e) The phrase “to the knowledge of” and similar phrases relating to knowledge of Parent or the Company, as the case may be, shall mean with respect to Parent, the actual knowledge of John R. Schimkaitis, Michael P. McMasters and Beth W. Cooper, and with respect to the Company, the actual knowledge of John T. English, Charles L. Stein and George M. Bachman.

(f) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or constitutes a material adverse change in (i) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing or (ii) the business, assets, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, except with respect to clause (ii) any such change or effect that arises or results from (A) changes that affect the United States economy in general and that do not disproportionately affect such party in any material respect, (B) changes in the credit, debt, financial or capital markets, including changes in interest or exchange rates, in each case in the United States or elsewhere in the world and in each case that do not disproportionately affect such party in any material respect, (C) changes in law, (D) changes that affect generally the industries in which such party operates and that do not disproportionately affect such party in any material respect, (E) changes in GAAP, (F) acts of war or terrorism, (G) the negotiation, execution, announcement or performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (H) earthquakes, hurricanes, tornados or other natural disasters, (I) any action taken by the Company or its Subsidiaries or by the Parent or its Subsidiaries as expressly contemplated by this Agreement or with Parent’s or the Company’s, as the case may be, written consent or at Parent’s or the Company’s, as the case may be, written request, (J) any decline in and of itself in the market price, or change in trading volume, of the capital stock of the Company or Parent, (K) the suspension of trading generally on the AMEX or the NYSE, or (L) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of Applicable Law relating to this Agreement or the transactions contemplated hereby. All references to a Parent Material Adverse Effect contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger, unless otherwise specified.

(g) The term “Subsidiary,” when used with respect to any party, means any (i) corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or (ii) other organization or any organization of which such party directly or indirectly is, or owns or controls, a general partner or managing member.

(h) For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(i) As used in this Agreement, the term “Permitted Liens” shall mean Liens for taxes not yet due and payable; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; Liens incurred in the ordinary course of business that secure obligations not yet due and payable; Liens securing indebtedness of the Company and its Subsidiaries or Parent and its Subsidiaries outstanding or incurred in accordance with Section 6.1 or 6.2.

(j) All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.

Section 10.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.11  Incorporation of Disclosure Schedules and Exhibits.  The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 10.12  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.13  Enforcement of Agreement.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which the parties are entitled at law or in equity.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

FLORIDA PUBLIC UTILITIES COMPANY

By:	/s/ John T. English
John T. English,
President and Chief Executive Officer

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ John R. Schimkaitis
John R. Schimkaitis,
President and Chief Executive Officer

CPK PELICAN, INC.

By:	/s/ John R. Schimkaitis
John R. Schimkaitis,
President and Chief Executive Officer